UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Willis Lease Finance Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Willis Lease Finance Corporation

4700 Lyons Technology Parkway

Coconut Creek, Florida 33073

IMPORTANT NOTICE REGARDING THE 2026 ANNUAL

MEETING OF STOCKHOLDERS

The following letter was mailed to stockholders of Willis Lease Finance Corporation (the “Company”) on May 15, 2026 in connection with the matters to be considered and voted on at the 2026 annual meeting of the Company’s stockholders (the “Annual Meeting”) scheduled to be convened on May 26, 2026, as set forth in additional detail in the Company’s proxy statement dated April 24, 2026 (the “Proxy Statement”) that the Company previously provided to its stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting.

THE FOLLOWING LETTER SUPPLEMENTS AND SHOULD BE READ IN

CONJUNCTION WITH THE PROXY STATEMENT

Dear Fellow Stockholder:

We are following up regarding Willis Lease Finance Corporation’s Annual Meeting of Stockholders to be held on Tuesday, May 26, 2026.

Your Board of Directors unanimously recommends that you vote “FOR” all the proposals TODAY.

We have built clear momentum across the business over the past several years, resulting in outstanding share price appreciation for our stockholders. In 2025, Willis Lease delivered another year of record financial performance driven by our operational excellence and the initiatives we’ve undertaken to grow and diversify revenue. Notably, the Board oversaw the establishment of Willis Lease’s asset management arm, Willis Aviation Capital (WAC), to increase our asset management capabilities. This was a pivotal moment for the Company, laying the groundwork for our long-term strategy and further accelerating growth.

Over the past five years, the Company has grown revenue by more than 2.6x and maintained strong and improving profitability metrics. The strength of our business has been evident through the Company’s robust stockholder value creation, even in the face of recent macroeconomic trends and shifts that have affected the broader market. For example:

•	The Company’s total return to stockholders has meaningfully outperformed the Russell 3000 on a five-year and three-year basis.

•

The Company’s five-year and three-year total return to stockholders, when assuming the reinvestment of dividends, are 327.7% and 336%, respectively, highlighting our strong recovery from the market impacts of both the introduction of new tariff policies in 2025 and the dynamic macro environment so far in 2026.

The Board remains committed to delivering sustainable long-term value and regularly explores opportunities to improve stockholder value. In addition to the reelection of one of our independent directors and certain required advisory proposals, Proposal 2 seeks to amend the Company’s certificate of incorporation to effect a three-for-one forward stock split of the Company’s common stock.

The Board of Directors, including three independent directors, has unanimously approved – and recommends that stockholders approve – Proposal 2, which, if implemented, would automatically subdivide each existing outstanding share of common stock into three reclassified shares of common stock.

The Board believes that the proposed stock split is in the best interests of the Company and all of our stockholders. Given our continued operational and strategic success, as highlighted above, the trading price of our common stock has increased significantly over the past several years. The Board believes the stock split can help reset the market price of our common stock to a range that would make an investment in Willis Lease more accessible to more potential investors, increasing investor engagement to benefit all of the Company’s stockholders and driving both liquidity within the stock and the possibility for further value creation. Your Board of Directors believes the stock split will benefit all Willis Lease stockholders.

ISS and Glass Lewis, independent proxy advisory firms to thousands of institutional investors and pension funds, have both recommended in FAVOR of the forward stock split in Proposal 2.

Your vote is very important, regardless of how many shares you own. Stockholders are urged to vote “FOR” all the proposals. Approval of Proposal 2 requires 80% of the outstanding Willis Lease shares, so every vote is important. Depending on how you hold your shares, failing to vote may have the same effect as voting against Proposal 2.

If you have not already done so, please vote TODAY via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided.

Thank you for your support.

Sincerely,

The Board of Directors

YOUR VOTE IS IMPORTANT—PLEASE VOTE TODAY!

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

+1 (877) 825-8772 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

FORWARD-LOOKING STATEMENTS

This letter includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding prospects or future results of operations or financial position, made in this proxy statement are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons, including, among others, market conditions and demand, risks associated with owning and leasing jet engines and aircraft competitive factors, changes in business strategy or development plans, and general economic and business conditions.